NSAR ITEM 77O
January 1, 2004 - June 30, 2004
VK Comstock Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From         shares    underwriting Purchase
    1         Assurant Inc.   Merrill Lynch  1,316,000     1.645%    02/04/04
               Corp.           & Associates

Participating Underwriters for #1
Morgan Stanley
Credit Suisse First Boston
Merrill Lynch & Co.
Citigroup
Goldman, Sachs & Co.
JPMorgan
Bear, Stearns & Co. Inc.
Cochran, Caronia & Co.
Fortis Investment Services LLC
McDonald Investments Inc.
Raymond James
Suntrust Robinson Humphrey